EMPLOYMENT AGREEMENT
                              --------------------


      EMPLOYMENT AGREEMENT (the "Agreement") dated as of the 3rd day of January, 2000, by and between GLOBAL SOURCES LTD., a Delaware corporation (the "Corporation"), having its principal place of business at 342 Madison Avenue, Suite 1500, New York, New York 10173, and FRANK PALMA ("Executive"), residing at 659 Mountain Road, Kinnelon, New Jersey 07405.

      WHEREAS, Executive and the Corporation had previously agreed to terms of an Executive's employment with the corporation, said terms and said employment to go into effect only after the closing of the contemplated purchase by the Corporation of certain of the New Jersey assets of Goodrich & Sherwood Associates, Inc. ("G&S"), Executive's former employer;

      WHEREAS, the Corporation as of this date has not purchased the said New Jersey assets of G&S and has recently discontinued negotiations to purchase the said assets, and thus Executive's employment with the Corporation has not commenced;

      WHEREAS, G&S has constructively terminated the employment of Executive who is no longer employed by G&S ; and

      WHEREAS, the Corporation desires to employ Executive, and Executive desires to be employed by the Corporation, upon the terms and conditions hereinafter set forth.

      IT IS, THEREFORE, AGREED:

     1. Employment. The Corporation hereby employs Executive and Executive hereby accepts employment from the Corporation upon the terms and conditions herein set forth.

     2. Duties. During the term of employment hereunder, Executive shall hold the position of Executive Vice President and Chief Operating Officer of the Corporation and shall have and perform such duties and responsibilities as are customarily attendant to such position and such other duties and responsibilities commensurate with his position as are designated from time to time by the Board of Directors of the Corporation. In carrying out his duties and responsibilities hereunder, Executive shall abide by all policies of the Corporation applicable to senior management employees to the extent such policies have been previously provided in writing to Executive, and shall devote his full-time efforts, attention, energies and skills to the performance of his duties and responsibilities for and on behalf of the Corporation; provided, however, that Executive may engage in charitable, educational, religious, civic and similar types of activities (all of which shall be deemed to benefit the Corporation) to the extent that such activities do not inhibit or prohibit the performance of his duties hereunder or inhibit or conflict with the business of the Corporation; and, provided further, however, that nothing in this Section shall be construed to prevent Executive from, personally and for his own account or the account of members of his family, managing his or their personal investments, provided that such activity does not interfere with the performance of his duties and responsibilities under this Agreement.

     3. Employment Term. Executive's employment hereunder shall be for a term commencing on the 3rd day of January, 2000 (the "Commencement Date") and terminating on

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December  31;  2002  (the  "Employment  Term"),  unless  terminated  earlier  as hereinafter provided. If Executive is employed by the Corporation on December 31, 2002, the Corporation agrees that it will offer to continue to employ Executive on a part-time basis with mutually agreed duties for such period of time and on such terms and conditions as may be mutually agreed.

     4. Stock Grant.

          (a) In consideration of Executive's acceptance of employment under this Agreement, Corporation is issuing to Executive on and as of the date hereof Four Hundred Fifty Thousand (450,000) shares of the common stock, par value $_______, of Corporation (the "Shares"), having an agreed value of $1.20 each.

          (b) In connection with the issuance of the Shares to Executive, Executive acknowledges and agrees as follows:

               (i) The issuance of the shares to Executive intended to be exempt from registration under the Securities Act of 1933, as amended (the "Act"), based in part on the agreements of Executive set forth in this Agreement;

               (ii) Executive is acquiring the Shares solely for his own account for investment and not with a view to resale or distribution thereof, in whole or in part. Executive has no agreement or arrangement with any person to sell or transfer or otherwise dispose of all or any part of the Shares and has no present plans to enter into any such agreement or arrangement.

               (iii) Executive has such knowledge and experience in financial, tax, and business matters so as to enable him to evaluate the merits and risks of acceptance of the Shares pursuant to this Agreement.

               (iv) Executive recognizes that he must bear the economic risks of an investment in Shares indefinitely, because none of the Shares may be sold, transferred, hypothecated or otherwise disposed of unless they are registered under the Act and applicable state securities laws or an exemption from such registration is available. Legends shall be placed on the certificates representing the Shares stating that the Shares represented thereby have not been registered under the Act or applicable state securities laws, and appropriate notations thereof will be made in Corporation's stock books.

               (v) Executive has adequate means of providing for his current financial needs and foreseeable contingencies and has no need for liquidity in the Shares for an indefinite period of time.

          (c) In the event that at any time or times the Corporation shall determine to register any shares of common stock, par value $________ of the Corporation (the "Common Stock") or securities convertible; into or exchangeable or exercisable for shares of Common Stock under the Securities Act or any similar federal statute, whether in connection with a public offering of securities by the Corporation (a "primary offering"), a public offering of securities by selling stockholders of the Corporation (a "secondary offering"), or both, but not in connection with a registration effected solely to implement a security-based compensation plan or a transaction to which Rule 145 under the Securities Act or any successor provision is applicable

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or  which  is  otherwise  effected  on Form S-4 or any  successor  thereto,  the
Corporation  will  promptly  give  written  notice  thereof  to  Executive.   In
connection with any such registration, if within thirty (30) days after the date of such notice, Executive requests the inclusion of some or all of the Shares owned by Executive in such registration, the Corporation will use its best efforts to effect the registration under the Securities Act of all Shares which Executive may request.

          (d) The Corporation agrees that in the event Executive is unable to sell One Hundred Thousand (100,000) of the Shares prior to March 15, 2001 and realize net proceeds from such sale in an aggregate amount sufficient to satisfy Executive's federal and state income tax obligations attributable to Executive's receipt of the grant pursuant to Section 4(a) of the Four Hundred Fifty Thousand (450,000) Shares (the "Tax Shortfall"), the Corporation shall pay to Executive prior to April 15, 2001 an aggregate amount equal to the Tax Shortfall plus such amount as is necessary to cover the additional federal and state income taxes incurred by Executive by virtue of his receipt of the Tax Shortfall. For the purposes of this provision, Executive's combined federal and state income tax rate shall be deemed to be Forty-Five percent (45%). If Executive is not required to sell all One Hundred Thousand (100,000) of the Shares to satisfy his federal and state income tax obligations with respect to the grant pursuant to
Section 4(a) above, the Corporation, at its option on at least ten (10) days' prior written notice, may redeem at a price of One Cent (it) per Share such portion of the said One Hundred Thousand (100,000) Shares as Executive is not required to sell.

     5. Compensation and Other Benefits. For all services rendered by Executive hereunder during the Employment Term, he shall be paid by the Corporation the following compensation and be entitled to the following benefits:

          5.1 Base Salary. An annualized base salary of Three Hundred Thousand Dollars ($300,000) (the "Base Salary") payable in equal installments, not less often than every two weeks, in accordance with the Corporation's policy from time to time in effect for payment of salary to senior management employees. The Base Salary shall be reviewed at least annually by the Corporation's Board of Directors, at which time the Corporation's Board of Directors may (but shall not be obligated to) increase the Base Salary.

          5.2 Guaranteed Bonuses. A guaranteed minimum bonus of One Hundred Fifty Thousand Dollars ($150,000) for each full calendar year within the Employment Term, including the year 2000, payable with respect to each such calendar year within forty-five (45) days after the last day of the preceding calendar year.

          5.3 Stock Options. Concurrently with the execution of this Agreement and effective as of the date hereof, the Corporation is granting to Executive stock options to purchase One Hundred Fifty Thousand (150,000) Shares of the Corporation at the price of $2.00 per share pursuant to a Stock Option Agreement in the form annexed hereto as Exhibit A.

          5.4 Other Employment Benefits. Executive (and, where applicable, his dependents and beneficiaries) shall also be entitled to the following benefits:

          (a) four (4) weeks of paid vacation per calendar year;

          (b) paid holidays as provided to the Corporation's other employees;

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          (c)  participation  in all  employee  benefit  plans to  which  senior management employees of the Corporation (and, where applicable, their dependents and beneficiaries) are entitled during the Employment Term, including, without limitation, medical, dental and health insurance and welfare plans, disability insurance plans, life insurance plans, bonus plans, incentive plans, stock plans, stock option plans, pension and profit sharing plans and other present or equivalent successor plans and practices of the Corporation for which senior management employees (and, where applicable, their dependents and beneficiaries) are eligible;

          (d) reimbursement of Executive's club membership dues and fees in an aggregate amount not exceeding Fifteen Thousand Dollars ($15,000) per calendar year;

          (e) an automobile allowance of One Thousand Two Hundred Fifty Dollars ($1,250) per month;

          (f) payment of the disability insurance and life insurance premiums. as provided in Sections 5.5 and 5.6 hereof; and

          (g) other fringe benefits as are made available from time to time by the Corporation to senior management employees.

          5.5 Disability Insurance Premiums. Executive and the Corporation acknowledge that there has heretofore been issued and is presently in effect a non-cancelable guaranteed renewable disability income policy covering Executive issued by The New England Mutual Life Insurance Company of Massachusetts, Policy No. 191D2779000, which policy provides for a maximum monthly benefit of $8,000 until age 67 payable to Executive. Corporation agrees to make the premium payments with respect to such policy to The New England Life Insurance Company of Massachusetts on Executive's behalf as they become due.

          5.6 Life Insurance Premiums. Executive and the Corporation agree that Executive shall apply for a variable universal life insurance policy on his life in the face amount of $500,000 to be issued by a life insurance company designated by Executive, which policy shall designate Executive as the owner thereof and shall also name such beneficiary or beneficiaries as Executive shall designate, but the premium payments with respect to which shall be made by Corporation on Executive's behalf as they become due.

          5.7 Business Expenses. During the Employment Term, Executive shall be reimbursed in accordance with the policies of the Corporation from time to time in effect for all reasonable and necessary expenses duly incurred in connection with the duties to be performed and the services to be rendered by Executive hereunder, upon submission of itemized expense statements and copies of bills relating thereto in the manner and at the times Generally applicable to senior management employees of the Corporation.

          6. Termination.

          (a) Executive's employment under this Agreement shall be terminated upon Executive's death or legal incapacity. In such event, Executive or his representative shall be entitled to (i) any unpaid Base Salary and benefits earned through the end of the month during which such termination occurs, and
(ii) a pro rata portion of the  guaranteed  bonus payable for

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such calendar  year pursuant to Section 5.2 hereof  through the end of the month during which such termination occurs.

          (b) The Corporation may, at its option, terminate Executive's employment under this Agreement if Executive shall suffer a Permanent Disability (as hereinafter defined). In such event, Executive shall be entitled to (i) any unpaid Base Salary and benefits earned through the end of the month during which such termination occurs, and (ii) a pro rata portion of the guaranteed bonus payable for such calendar year pursuant to Section 5.2 hereof through the end of the month during which such termination occurs. For purposes of this Agreement, the term Permanent Disability shall mean permanently disabled so as to qualify for full benefits under the disability income insurance policy referred to in
Section 5.5 hereof; provided, however, that if such disability insurance policy is not in effect on the date of termination, Permanent Disability shall mean the inability of Executive (based on medical evidence reasonably satisfactory to the Board of Directors of the Corporation) to perform his duties hereunder on a full-time basis for a period or periods aggregating one hundred eighty (180) days during any consecutive twelve (12) months or any period of ninety (90) consecutive days due to illness or injury of a physical or mental nature.

          (c) The Corporation may, at its option, terminate the Executive's employment hereunder for Cause. Cause, as used herein, shall mean (i) the willful failure of Executive to carry out one or more of his designated duties or responsibilities set forth in Section 2 hereof after written notice from the Corporation of his failure to do so and the continuance of such failure for more than thirty (30) days after receipt by Executive of such written notice, (ii) theft or fraud by Executive involving the Corporation or the conviction of Executive of a felony, or (iii) the willful gross misconduct of Executive which causes substantial economic or reputation harm to the Corporation. In the event of such termination for Cause, the employment of Executive hereunder shall terminate immediately and Executive shall receive any unpaid Base Salary earned through the date of termination but shall be entitled to no further compensation or benefits.

     7. Finder's Fees. Executive and the Corporation acknowledge that the Corporation is seeking to expand by acquiring other entities that are engaged in the executive search and/or executive placement businesses. The Corporation acknowledges that Executive has extensive experience in such businesses and knows the owners of entities engaged in such business and, therefore, may be in a position to introduce candidates for possible purchase by the Corporation. Accordingly, the Corporation and Executive agree that in the event that an entity is introduced to the Corporation by Executive and subsequently the Corporation and/or one or more affiliates of the Corporation acquire such entity either by merger, by purchase of substantially all of its assets or by purchase of a majority or more of its capital stock, the Corporation agrees to pay to Executive when the transaction is closed a finder's fee equal to three percent (3%) of the purchase price (defined to include all cash or securities paid to the acquired entity's shareholders or to the acquired entity, as applicable). Such finder's fee will be determined as of the closing date and will be payable on the closing date. If the purchase price or a portion thereof is in the form of debt or equity securities, then the amount of the purchase price or applicable portion thereof will be based on the fair market value of such securities determined as of the closing date. This provision shall survive termination of Executive's employment pursuant to this Agreement.

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     8. Confidential Information.

          (a) Executive covenants and agrees that he shall not, directly or indirectly, during the Employment Term or thereafter, communicate or divulge to, or use for the benefit of himself or any other person, firm, association or corporation, without the prior written consent of the Corporation, any secret or confidential knowledge or secret or confidential information pertaining, directly or indirectly, to any aspect of the business or affairs of the Corporation or the products, employees, customers or financial condition or prospects thereof, including, but not limited to, any confidential methods, inventions, devices, processes, lists of customers and financial information relating to the business of the Corporation, except to the extent that such knowledge or information can be shown to have been (i) previously known on a nonconfidential basis by Executive, (ii) generally known in the trade through no fault or act of Executive, or (iii) later lawfully acquired by Executive from sources other than the Corporation, and further except that Executive may disclose such information under court order and in order to pursue his rights under this Agreement provided that he shall have given at least twenty (20) days' prior written notice to the Corporation in either event. Such secret or confidential information shall remain the sole and exclusive property of the Corporation and, upon termination of this Agreement, Executive shall immediately thereupon return all such information in his possession or control to the Corporation.

          (b) Executive hereby acknowledges that irreparable injury may result to the Corporation in the event of a breach of the terms and conditions of
Section 8(a) of this Agreement to be performed or observed by him, which may be difficult to ascertain, and that the award of damages may not be adequate relief to the Corporation. Executive, therefore, agrees that in the event of his breach of any of such terms or conditions of this Agreement to be performed or observed by him, the Corporation shall have the right, in addition to all other remedies available in the event of a breach of this Agreement, to injunctive or other equitable relief against Executive.

     9. Indemnification. The Corporation acknowledges that Executive was recently employed as Senior Vice President of Goodrich & Sherwood Associates, Inc. ("G&S") pursuant to a letter agreement dated December 19, 1996 and that Executive's employment with G&S has terminated. The Corporation agrees that in the event G&S asserts any claims against Executive and/or commences legal proceedings against Executive relating to Executive's employment with G&S and/or the termination of Executive's employment with G&S, the Corporation shall indemnify and hold Executive harmless from and against any and all liabilities, losses, damages, costs or expenses (including, without limitation, attorneys' fees and expenses, court costs and all other out-of-pocket expenses) directly or indirectly incurred by Executive in defending against such claims and/or legal proceedings and any amounts incurred by Executive in satisfaction of settlements or judgments against Executive. The Corporation shall pay such liabilities, losses, damages, costs or expenses to or for the account of Executive as and when requested in writing by Executive. This provision shall survive termination of Executive's employment pursuant to this Agreement.

     10. Unpaid Commissions and Expenses. The Corporation acknowledges that, pursuant to Executive's letter agreement with G&S referred to in Section 9 hereof, Executive presently is entitled to certain commissions and expenses and will be entitled to additional

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commissions  and expenses as of the date of the  termination  of his  employment with G&S. The Corporation agrees that in the event G&S does not pay all commissions and expenses to which Executive is entitled by not later than January 31, 2000, the Corporation will pay to Executive all such unpaid commissions and expenses up to a maximum of Twenty-Five Thousand Dollars ($25,000). This provision shall survive termination of Executive's employment pursuant to this Agreement.

     11. Withholding. Anything herein to the contrary notwithstanding, all payments required to be made by the Corporation under this Agreement to Executive or his estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Corporation may reasonably determine it should withhold pursuant to any applicable law or regulation.

     12. Noncompetition. (a) Executive shall be prohibited from disclosing to anyone (except to the extent reasonably necessary to perform Executive's duties hereunder) any confidential information concerning the business or affairs of the Corporation or the Corporation's subsidiaries or affiliates which Executive may have acquired in the course of and as incident to his employment or prior dealings with the Corporation or the Corporation's subsidiaries or affiliates, including, without limitation, client lists, business or trade secrets, or methods or techniques used by the Corporation or the Corporation's subsidiaries or affiliates in or about its business. The obligation in this Subsection 12(a) survives the expiration or earlier termination of this Agreement.

          (b) During the Term of this  Agreement and for a period of twenty-four
(24) months after the expiration or earlier termination hereof, Executive will not:

               (i) compete with the Corporation for business with customers and/or clients that are or have been clients or customers of the Corporation or its subsidiaries within the four (4) months preceding the date the Executive leaves the Corporation; or

               (ii) influence or attempt to influence any employee of the Corporation or the Corporation's subsidiaries or affiliates to terminate his or her employment with the Corporation or the Corporation's subsidiaries or affiliates.

          The obligation in this Subsection 12 (b) survives the expiration or earlier termination of this Agreement. In the event that the restrictive period provided in this Section 12(b) is determined to be too long by any court or other body having jurisdiction over any dispute between the parties over such issue whose decision is binding on the parties hereto, this Section 12(b) shall be valid and enforceable for the period determined to be so enforceable.

     13. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be given to the parties at their respective addresses set forth below and shall be sent by (a) hand delivery, (b) certified mail, return receipt requested, postage prepaid, (c), a recognized overnight delivery service, or (d) telecopy or other means of facsimile. Notices sent by hand delivery shall be deemed received when delivered to the address and/or person set forth below; notices sent by certified mail shall be deemed received when accepted;

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notices  sent by  overnight  delivery  service  shall be  deemed  received  when delivered and notices sent by telecopy shall be deemed received upon receipt of confirmation of dispatch.

          (a) To Executive:

              Frank Palma
              659 Mountain Road
              Kinnelon, New Jersey 07405
              Telecopy No.  (973) 492-5639

          (b) To Corporation:

              Global Sources Ltd.
              342 Madison Avenue, Suite 1500
              New York, New York 10173
              Attention: James Strupp, Chairman
              Telecopy: (973) 316-1594

or to such other address or telecopy number as any party may designate by written notice in the aforesaid manner.

     14. Modification. No modification, amendment or waiver of the provisions of this Agreement shall be effective unless in writing specifically referring hereto and signed by all parties.

     15. Waiver of Breach. The waiver by any party of a breach of any provision of this Agreement by another party shall not operate or be construed as a waiver of any subsequent breach.

     16. Assignability and Binding Effect. Executive shall not assign any of his rights or delegate the performance of any of his obligations hereunder without the prior written consent of the Corporation. However, the Corporation may assign any of its rights and delegate the performance of any of its obligations hereunder to any of its successors, assigns or successors-in-interest. Subject to the provisions of the preceding sentences, all the terms of this Agreement shall be binding upon and shall inure to the benefit of the parties and their legal representatives, heirs, successors and assigns.

     17. Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the internal laws, and not the conflicts-of-laws rules, Of the State of New York. The unenforceability or invalidity of any provisions of this Agreement shall not affect the enforceability or validity of the balance of this Agreement.

     18. Captions. Captions contained in this Agreement are inserted for convenience only and in no way define, limit or extend the scope or intent of any provision of this Agreement.

     19. Survival of Covenants. The covenants and other provisions of this Agreement shall survive the termination of Executive's employment pursuant to this Agreement.

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     20.  Counterparts.  This  Agreement  may  be  executed  in  any  number  of counterparts and each of such counterparts shall for any purpose be deemed to be an original, and all such counterparts shall together constitute one and the same document.

     21. Entire Agreement. This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                               GLOBAL SOURCES LTD.


                               By: /s/ James J. Strupp
                                  ----------------------------
                                  James J. Strupp
                                  Chairman

                                  /s/ Frank Palma
                                  ----------------------------
                                  FRANK PALMA



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